Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY  11788-5138
Direct Dial:  631-360-9304
Direct Fax:   631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date:  July 29, 2009

Contact:	Ms. Judith Barber
Corporate Secretary

SMITHTOWN BANCORP ANNOUNCES
SECOND QUARTER EARNINGS

FDIC Special Assessment
Reduces Earnings

Deposits Up 7%

 Net Interest Margin
Increases by 30 Basis Points

Smithtown, NY, July 29, 2009 - Smithtown Bancorp (NASDAQ:  SMTB), the parent company of Bank of Smithtown, today announced earnings for the second quarter of 2009 of $3.413 million, or $.26 per share, beating analyst estimates by 2 cents per share, but down compared to $.31 per share during the first quarter of this year. Earnings were reduced by the industry-wide FDIC special assessment during the second quarter to replenish losses to the deposit insurance fund caused by bank failures during the past year.  In addition to its regular quarterly deposit insurance premiums, Bank of Smithtown incurred a one-time special assessment of approximately $1.1 million in the second quarter.  Without this charge, earnings would have been $4.052 million, up 12% from the previous quarter.  EPS would have been $.31, including the impact of the additional shares issued on May 20th in connection with the Company’s $30 million common stock offering.

Net income for the first six months of this year was $7.029 million, or $.56 per share.  Fully diluted earnings per share for the last twelve months now stand at $1.30.

Total deposits grew by 7% during the second quarter, or by $113 million.  During the first six months of this year, total deposits increased by more than $416 million, or by 30%. During the same six months, core deposits increased by 27%.  At June 30, 2009, 77% of the Bank’s deposits were in core deposits.

The Bank’s deposit growth continues to be aided by shifts in the competitive marketplace and by the development of its new branches.  The Bank opened four new branches last year, two new branches in the first quarter of this year, and its newest branch in West Hempstead this week.  The six newest branches open during the second quarter have gained $195 million in deposits so far this year, representing 47% of this year’s deposit growth.

The Bank presently expects to open six more new branches this year.  The Great Neck branch will open next week.  The East Northport office is expected to open by the end of August.  The Bank also expects to open new branches in East Setauket, St. James, Deer Park and Babylon by the end of this year.

Loans grew during the second quarter by $148 million, an increase of 8%. Virtually all of the net loan growth for the second quarter was in amortizing mortgage loans on commercial and residential properties.  For the first six months of 2009, loans have grown by $282 million, or by 17%.

For the past seven quarters, the Bank has continued a trend of reduced construction lending and increased multi-family lending.  At September 30, 2007, land and construction loans constituted 31% of the total loan portfolio and multi-family loans represented 8% of total loans.  At June 30, 2009, land and construction loans have been reduced to 20% of total loans, while multi-family loans have concomitantly increased to more than 20% of the total portfolio.

At quarter’s end, commercial mortgage loans comprised 46% of the overall portfolio, multi-family loans comprised 20% of the portfolio, land and construction loans were also at 20%, and one-to-four family residential mortgage loans represented approximately 11% of the total portfolio.

For the loan growth during the first six months of this year, 12% of the growth has been in “owner-occupied” commercial mortgages.  The Bank has sought to emphasize these types of loans due to their historically safe nature.  For example, the loan might be made to a group of professionals for the building in which they conduct their practice. Other commercial mortgage loans constitute 39% of the growth so far this year.  Multi-family residential loans comprise 33% of the growth, and one-to-four family residential loans comprise 13% of the growth.

The loan “pipeline” of approved but unfunded commitments at June 30, 2009, was $192 million, down from the March 31st level of $230 million, but still up considerably from the 2008 year-end level of $147 million.  For the past two years, the loan pipeline has generally run at levels between $150-250 million, and the Bank has usually closed 80-90% of the loans in the pipeline within 90 days.  The loan mix in the pipeline continues to reflect the shift away from construction lending and toward more permanent mortgage lending.

At June 30, 2009, the average balance of a commercial mortgage loan in the Bank’s portfolio was $2.3 million, with an average loan-to-value ratio of 53% and an average yield of 6.52%. The average balance of a multi-family residential loan was $3.5 million, with an average loan-to-value ratio of 64% and an average yield of 6.09%.  For one-to-four family residential mortgage loans, the average balance was $622,328, with an average LTV of 48% and an average yield of 6.25%.

Nonperforming loans at quarter-end increased to $29.6 million, or 1.50% of total loans. Most of the increase is attributable to two loans.  The first is a $7.9 million home loan on a “brownstone” on the upper east side of Manhattan which has been discussed in the previous quarter’s press release and other public filings.  The home was originally appraised at $11.85 million, and was recently reappraised at $10.3 million.  The second loan is for $8 million on 195 acres of land appraised at $19 million.  More detailed information about the Bank’s nonperforming loans and asset quality can be found on the investor page of the Bank’s website at www.bankofsmithtown.com. In any event, in spite of the increase, the 1.50 % nonperforming loan ratio remains significantly lower than the ratio of 3.02% for the peer group of 316 banks in the nation with assets from $1 billion to $3 billion.

Loans 30-89 days past due were at $19.9 million, or 1.01 % of total loans.  Most of this category consists of two loans, both of which are secured by valuable real estate.  Two smaller loans in this category totaling approximately $1 million were brought current subsequent to June 30th. In any event, again, the Bank’s ratio of 1.01% compares favorably with the peer group ratio of 1.51%.

Net charge-offs for the second quarter were approximately $102,000, representing less than .01% of average loans.  As has been the case in the past, the losses come mostly from the consumer and small business loan portfolios, which represent a very small percentage of total loans.

The net interest margin for the second quarter increased by 30 basis points to 3.06%. During the first quarter, net interest margin was significantly reduced by an unusually rapid inflow of new deposits early in the quarter. During the second quarter, as anticipated, the margin steadily improved as the funds were employed into loans and investment securities. Net interest margins for the months of April, May and June were 2.87%, 3.14% and 3.17%, respectively. Net interest margin for the first six months was 2.92%, and the Company expects that figure to continue to improve steadily.

For the first six months of 2009 total noninterest income increased on a year-over-year basis by $143,000, mainly the result of net securities gains of $522,000 taken during the first quarter offset by a $255,000 net impairment loss during the second quarter on two pooled trust preferred securities with other than temporary impairment. These two securities have a total estimated fair value as of June 30,2009, of $1,343,000.

The Company’s efficiency ratio for the second quarter moved slightly higher to 60.52%. The primary reason for this increase, as discussed earlier, is the $1.1 million cost to our Company for the industry-wide FDIC special assessment.  In addition, as discussed in last quarter’s earnings release, regular quarterly FDIC insurance premiums have more than tripled, now to more than $600,000 per quarter. These dramatic increases are a consequence of healthy banks having to pay the FDIC’s costs to resolve failed banks.  Other areas of noninterest expense, such as those associated with the Bank’s new branch program, have grown proportionately and as anticipated.  Even with the large increases in FDIC expense, the Bank’s efficiency ratio of 60.22% for the first six months of 2009 remained substantially better than the peer group ratio of 68.88%.

The Company’s capital ratios remain strong and in the “well-capitalized” range.  At June 30, 2009, the ratio of tangible equity to assets was 6.35%.  The Tier I Leverage ratio was 8.49%, the Tier I Risk-Based capital ratio was 10.60%, and the Total Risk-Based capital ratio was 11.64%.  All of the regulatory ratios are significantly above the minimum level required to be considered “well-capitalized”.  And, of course, the Company’s Total Risk-Based capital ratio moved higher with completion of the Company’s most recent offering of $14 million of subordinated notes on July 27, 2009.  As mentioned in the press release announcing completion of that offering, the Company does not currently contemplate any additional capital offerings in the near future.

The Company’s Chairman  & Chief Executive Officer, Brad Rock, commented:  “Given the difficulties of these economic times, we believe that our results for the quarter are moderately successful.  We have a strong capital base, we continue to grow loans and core deposits at a strong pace, and we continue to grow our revenue.  Expenses are higher than we would like, but most of that is attributable to economic factors beyond our control, such as unprecedented FDIC insurance costs.  Without these costs, we would be growing net income at a double-digit pace, which would make the additional capital we have raised accretive to earnings per share quickly.

“With respect to asset quality, as I have said previously, in this economic environment, we expect the number of slow-paying and non-paying customers to be higher than usual for a while.  With more than five million people having lost their jobs and more than 6,000 bankruptcies being filed every day, it would be unrealistic for us to expect that none of those events will touch Bank of Smithtown.  At the same time, however, because 97% of our loans are secured by mortgages on real estate, usually protected with wide loan-to-value ratios, we do not expect large, unmanageable losses in spite of the dim economic environment.”

Mr. Rock added: “At the same time we weather the difficulties of the ‘Great Recession’,we continue to take advantage of marketplace disruptions to build our customer base on both the loan and deposit sides of the ledger.  Our new branches have been very successful, helping us to grow core deposits by  53% over the last twelve months.  We fully expect the new branches that open later this year and next year will be equally successful.”

He concluded:  “In a report released two weeks ago, the Federal Reserve Board said that while it expects the nation’s economic pains to continue for the next few months, it also expects the recession to end by the end of this year.  The Fed cited a long list of reasons for its improved economic outlook including more stable consumer spending, the bottoming of home sales and higher household wealth.  Whatever the precise timing of the economic recovery, we at Bank of Smithtown remain confident that we will continue to weather the nation’s economic difficulties, and we expect to emerge from the storm as an even stronger and more profitable community bank.”

With more than $2.3 billion in assets, Bank of Smithtown is the largest independent commercial bank headquartered on Long Island.  Founded in 1910, Bank of Smithtown is nearing its 100th anniversary as a community bank.  The stock of its parent holding company, Smithtown Bancorp, is traded on the NASDAQ Global Select Market under the symbol “SMTB”.  The Company has often been rated as one of the best banks in the United States by various magazines and rating services, including most recently being ranked #9 among community banks throughout the nation by US Banker magazine in June.

*      *      *

Forward-Looking Statements

Certain statements contained in this release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such.  In addition, certain statements may be contained in our future filings with the Securities and Exchange Commission, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of our plans, objectives and expectations or those of our management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements.  Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:  local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact, changes in the level of non-performing assets and charge-offs; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism; the timely development and acceptance of new products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowings and savings habits; changes in the financial performance and/or condition of our borrowers; technological changes; acquisitions and integration of acquired businesses; the ability to increase market share and control expenses; changes in the competitive environment among financial holding companies and other financial service providers; the quality and composition of our loan or investment portfolio; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, compensation and benefit plans; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; greater than expected costs or difficulties related to the opening of new branch offices or the integration of new products and lines of business, or both; and/or our success at managing the risk involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made.  We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Consolidated Balance Sheets

	As of
	June 30, 2009	June 30, 2008
ASSETS
Cash and due from banks	$16,962	$19,332
Federal funds sold	8,257	32
Total cash and cash equivalents	25,219	19,364

Term placements	507	-

Investment securities:
Available for sale:
Obligations of U.S. government agencies	18,352	27,378
Mortgage - backed securities	168,655	26,061
Obligations of state and political subdivisions	49,304	4,788
Other securities	8,769	6,464
Total securities available for sale	245,080	64,691
Held to maturity:
Obligations of state and political subdivisions	66	111
Total securities held to maturity (estimated fair value
$67 in 2009 and $113 in 2008)	66	111
Total investment securities	245,146	64,802

Federal Home Loan Bank stock	17,168	13,633

Loans	1,970,527	1,353,947
Less: allowance for loan losses	14,073	9,749
Loans, net	1,956,454	1,344,198

Bank premises and equipment	36,801	26,507

Other assets
Cash value of company owned life insurance	19,887	19,355
Goodwill	3,923	3,923
Intangible assets	775	1,170
Other real estate owned	6,972	6,972
Other	29,263	23,097
Total other assets	60,820	54,517

Total assets	$2,342,115	$1,523,021

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$128,630	$116,234
Money market	724,325	407,113
NOW	32,669	29,231
Savings	104,967	62,184
Time	792,748	497,955
Total deposits	1,783,339	1,112,717

Dividends payable	594	393
Other borrowings	326,480	274,275
Subordinated debt	43,322	38,836
Other liabilities	34,994	11,061
Total liabilities	2,188,729	1,437,282

Stockholders' equity
Preferred stock - $.01 par value (1,000,000 shares authorized at June 30, 2009 and 100,000
shares authorized at June 30, 2008; no shares issued or oustanding at June 30, 2009 and 2008)	-	-
Common stock - $.01 par value (35,000,000 shares authorized at June 30, 2009 and
20,000,000 shares authorized at June 30, 2008; 16,910,386 shares issued, 14,858,522 shares outstanding at June 30, 2009; 11,886,341 shares issued, 9,834,477 shares
outstanding at June 30, 2008)	169	119
Additional paid in capital	81,073	26,136
Retained earnings	84,575	70,971
Accumulated other comprehensive loss	(2,369)	(1,425)
	163,448	95,801
Treasury stock (2,051,864 shares at cost)	(10,062)	(10,062)
Total stockholders' equity	153,386	85,739

Total liabilities and stockholders' equity	$2,342,115	$1,523,021

Consolidated Statements of Income

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest income
Loans	$28,043	$20,703	$53,542	$39,965
Federal funds sold	13	157	30	165
Term placements	27	-	96	-
Investment securities:
Taxable:
Obligations of U.S. government agencies	242	213	501	486
Mortgage - backed securities	462	284	912	522
Other securities	139	95	293	219
Subtotal	843	592	1,706	1,227
Exempt from federal income taxes:
Obligations of state & political subdivisions	147	53	195	111
Other interest income	225	205	307	330
Total interest income	29,298	21,710	55,876	41,798

Interest expense
Money market accounts (including savings)	3,520	2,769	6,649	6,119
Time deposits of $100,000 or more	3,282	1,974	6,711	3,770
Other time deposits	3,451	2,753	7,268	5,425
Other borrowings	2,262	1,438	4,486	2,327
Subordinated debt	477	616	993	1,038
Total interest expense	12,992	9,550	26,107	18,679
Net interest income	16,306	12,160	29,769	23,119
Provision for loan losses	1,800	700	3,000	1,500
Net interest income after provision for loan losses	14,506	11,460	26,769	21,619

Noninterest income
Trust and investment services	194	194	327	376
Service charges on deposit accounts	551	528	1,118	1,032
Revenues from insurance agency	953	805	1,875	1,853
Net gain on sale of investment securities	-	-	522	-
Net impairment loss on securities	(255)	-	(255)	-
Increase in cash value of company owned life insurance	117	196	233	394
Other	386	510	902	924
Total noninterest income	1,946	2,233	4,722	4,579

Noninterest expense
Salaries	4,141	3,360	7,843	6,506
Pension and other employee benefits	1,100	862	2,204	1,711
Net occupancy expense of bank premises	1,981	1,309	3,780	2,444
Furniture and equipment expense	799	667	1,578	1,324
Amortization of intangible assets	90	106	181	213
Other	3,104	1,487	5,017	2,565
Total noninterest expense	11,215	7,791	20,603	14,763
Income before income taxes	5,237	5,902	10,888	11,435
Provision for income taxes	1,824	1,951	3,859	3,909
Net income	$3,413	$3,951	$7,029	$7,526

Earnings per share
Basic earnings per share	$0.26	$0.40	$0.56	$0.77
Diluted earnings per share	$0.26	$0.40	$0.56	$0.77

Cash dividends declared	$0.04	$0.04	$0.08	$0.08
Weighted average common shares outstanding	13,142,790	9,790,408	12,463,492	9,788,837
Weighted average common equivalent shares	13,143,058	9,790,408	12,463,626	9,788,837

Comprehensive income	$2,308	$3,667	$5,368	$6,274

Selected Financial Data
(in thousands, except per share data)
	For the Three Months Ended
	June 30, 2009	June 30, 2008

Basic earnings per share	$0.26	$0.40
Diluted earnings per share	0.26	0.40

Assets	$2,342,115	$1,523,021
Loans	1,970,527	1,353,947
Deposits	1,783,339	1,112,717

Return on Average Equity	9.78	18.76
Cash Return on Average Equity (1)	9.95	19.09
Return on Average Tangible Equity (2)	10.13	19.97
Cash Return on Average Tangible Equity (3)	10.30	20.32

Return on Average Assets	0.61	1.11
Cash Return on Average Assets (1)	0.62	1.13
Return on Average Tangible Assets (2)	0.61	1.11
Cash Return on Average Tangible Assets (3)	0.62	1.13

Net Interest Margin	3.06	3.64

Efficiency	60.52	54.26
Efficiency - Cash Basis	60.04	53.52

(1) Excludes amortization of intangibles
(2) Excludes intangible assets
(3) Excludes amortization of intangibles and intangible assets

Selected Financial Data
(in thousands, except per share data)
	For the Six Months Ended
	June 30, 2009	June 30, 2008

Basic earnings per share	$0.56	$0.77
Diluted earnings per share	0.56	0.77

Assets	$2,342,115	$1,523,021
Loans	1,970,527	1,353,947
Deposits	1,783,339	1,112,717

Return on Average Equity	10.78	18.17
Cash Return on Average Equity (1)	10.96	18.51
Return on Average Tangible Equity (2)	11.19	19.36
Cash Return on Average Tangible Equity (3)	11.38	19.72

Return on Average Assets	0.66	1.15
Cash Return on Average Assets (1)	0.67	1.17
Return on Average Tangible Assets (2)	0.66	1.15
Cash Return on Average Tangible Assets (3)	0.67	1.17

Net Interest Margin	2.92	3.76

Efficiency	60.22	53.46
Efficiency - Cash Basis	59.69	52.70

(1) Excludes amortization of intangibles
(2) Excludes intangible assets
(3) Excludes amortization of intangibles and intangible assets